                                                                 Exhibit d(2)(h)


                             SUB-ADVISORY AGREEMENT


      Agreement made as of October 21, 1997 (the "Agreement") between MainStay Management, Inc., a Delaware corporation (the "Manager"), and MacKay-Shields Financial Corporation, a Delaware corporation (the "Sub-Adviser").

      WHEREAS, the Manager has entered into a Management Agreement, dated October 21, 1997 (the "Management Agreement") with The MainStay Funds (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of its series (each, a "Fund," and collectively, the "Funds") as set forth in Schedule A, as amended from time to time;

      WHEREAS, under the Management Agreement, the Manager has agreed to provide certain investment advisory and related administrative services to each Fund;

      WHEREAS, the Management Agreement permits the Manager to delegate certain of its investment advisory duties under the Management Agreement to a sub-adviser; and

      WHEREAS, the Manager desires to retain the Sub-Adviser to furnish certain investment advisory services with respect to each Fund and the Sub-Adviser is willing to furnish such services;

      NOW, THEREFORE, the parties agree as follows:

      1. Appointment. The Manager hereby appoints the Sub-Adviser as an investment sub-adviser with respect to each Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

      2. Duties as Sub-Adviser. Subject to the supervision of the Board of Trustees of the Trust and the Manager, the Sub-Adviser shall manage the investment operations of each Fund and the composition of the portfolio of each Fund, including the purchase, retention and disposition of securities therein, in accordance with the investment objectives, policies and restrictions of each Fund, as specified in the currently effective Prospectus (as hereinafter defined) and subject to the following understandings:

            (a) The Sub-Adviser shall provide supervision of each Fund's investments and determine from time to time what investments or securities will be purchased, retained, sold or lent by each Fund, and what portion of each Fund's assets will be invested or held uninvested as cash.

            (b) The Sub-Adviser shall use its best judgment in the performance of its duties under this Agreement.

            (c) The Sub-Adviser, in the performance of its duties and obligations under this

Agreement, shall act in conformity with the Declaration of Trust, By-Laws and Prospectus (each as hereinafter defined) of the Trust and with the instructions and directions of the Board of Trustees and the Manager and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

            (d) The Sub-Adviser shall determine the securities to be purchased or sold by each Fund and will place orders pursuant to its determination with or through such persons, brokers or dealers (including NYLIFE Securities Inc.) in conformity with the policy with respect to brokerage as set forth in the Trust's Registration Statement and Prospectus (each as hereinafter defined) or as the Board of Trustees may direct from time to time. It is recognized that, in providing a Fund with investment supervision or the placing of orders for portfolio transactions, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that none of the Funds, the Trust, the Manager nor the Sub-Adviser has adopted a formula for allocation of a Fund's investment transaction business. It is also understood that it is desirable for each Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to a Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for each Fund with such certain brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients.

      On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of one or more of the Funds as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

            (e) The Sub-Adviser shall maintain all books and records with respect to the Fund's securities transactions required by sub-paragraphs (b)(5),
(6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and any other books and records required to be maintained by it under the 1940 Act and the Rules thereunder and shall render to the Manager and to the Trust's Trustees such periodic and special reports as the Manager or the Trustees may reasonably request.

            (f) The Sub-Adviser shall provide each Fund's Custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

      3. Sub-Adviser Personnel. The Sub-Adviser shall authorize and permit any of its directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in the capacities in which they are elected or appointed. Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of such directors, officers, or employees.

      4. Books and Records. The Sub-Adviser shall keep the Funds' books and records required to be maintained by it, pursuant to paragraph 2 hereof. The Sub-Adviser agrees that all records which it maintains for a Fund are the property of that Fund, and it will surrender promptly to that Fund any of such records upon the Fund's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 as promulgated by the Securities and Exchange Commission (the "Commission") under the 1940 Act any such records as are required to be maintained by the Sub-Adviser pursuant to paragraph 2 hereof.

      5. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive and the Sub-Adviser shall be free to furnish similar or different services to others so long as its services under this Agreement are not impaired thereby.

      6. Documents. The Manager has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

            (a) Declaration of Trust of the Trust, filed with the Secretary of The Commonwealth of Massachusetts (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, is herein called the "Declaration of Trust");

            (b) By-Laws of the Trust (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

            (c) Certified Resolutions of the Board of Trustees of the Trust authorizing the appointment of the Sub-Adviser and approving the form of this Agreement;

            (d) Written Instrument to Establish and Designate Separate Series of Shares;

            (e) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA (the "Registration Statement"), as filed with the Commission relating to each Fund and each Fund's Shares and all amendments thereto;

            (f) Notification of Registration of the Trust under the 1940 Act on Form N- 8A as filed with the Commission and all amendments thereto; and

            (g) Each Prospectus and Statement of Additional Information of the Trust (such

Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called collectively the "Prospectus").

      7. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement. The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, any Fund or the Manager.

      8. Compensation. For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, the Manager, not the Trust or any Fund, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate , as set forth opposite each Fund's name on Schedule A, of the average daily net assets of the Fund.

      9. Standard of Care. Subject to the applicable law, the Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

      10. Duration and Termination. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually with respect to each Fund in conformity with the requirements of the 1940 Act and the Rules thereunder. Notwithstanding the foregoing, this Agreement may be terminated: (a) with respect to any Fund at any time without penalty upon the vote of a majority of the Trust's Trustees or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Sub-Adviser, (b) by the Manager at any time without penalty upon sixty (60) days' written notice to the Sub-Adviser or immediately upon material breach by the Sub-Adviser or immediately if, in the reasonable judgment of the Manager, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, or
(c) by the Sub-Adviser at any time without penalty, upon sixty (60) days' written notice to each applicable Fund. This Subadvisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940
Act) or the assignment or termination of the Management Agreement.

      11. Other Business. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers, or employees who may also be a Trustee, officer, or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, trust, firm, individual or association.

      12. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved (i) by a vote of a majority of those Trustees of the

Trust who are not parties to this Agreement or interested persons of any such party, and (ii) by a vote of a majority of the relevant Fund's outstanding voting securities (unless in the case of (ii), the Trust receives a Commission order or no-action letter permitting it to modify the Agreement without such vote).

      13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      14. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Morris Corporate Center I, Building A, 300 Interpace Parkway, Parsippany, New Jersey 07054; or (2) to the Sub-Adviser at 9 West 57th Street, New York, NY 10019.

      15. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                   MAINSTAY MANAGEMENT, INC.


                                   By:        /s/ Stephen C. Roussin
                                            -----------------------------------
                                            Name: Stephen C. Roussin
                                            Title: SR. VP.

                                   MACKAY-SHIELDS FINANCIAL CORPORATION


                                   By:        /s/ Ravi Akhoury
                                            ----------------------------------
                                            Name: Ravi Akhoury
                                            Title: Chairman and CEO

                                   SCHEDULE A
                (AS AMENDED OCTOBER 27, 1997 AND APRIL 27, 1998)


FUND                                            ANNUAL RATE*
California Tax Free Fund                           0.25%
Capital Appreciation Fund                          0.36%
Convertible Fund                                   0.36%
Government Fund                                    0.30%
High Yield Corporate Bond Fund                     0.30%
International Bond Fund                            0.45%
International Equity Fund                          0.60%
Money Market Fund                                  0.25%**
New York Tax Free Fund                             0.25%
Strategic Income Fund                              0.30%
Strategic Value                                    0.375%
Tax Free Bond Fund                                 0.30%
Total Return Fund                                  0.32%
Value Fund                                         0.36%***
Small Cap Growth Fund                              0.50%
Equity Income Fund                                 0.35%
Global High Yield Fund                             0.35%

*     of each Fund's average daily net assets

**    up to $300 million; .225% from $300 to $700 million; .20% from $700 million to $1 billion; and .175% in excess of $1 billion.

*** up to $200 million ; .325% from $200 million to $500 million; and .25% in excess of $500 million